Exhibit 99.1

Socket Mobile Media Contact:	Editorial Contacts:
Carol Montalvo	Monica Appelbe or Michelle Homes
Director Marketing Communications	LEWIS PR
(510) 933-3051	(415) 992-4400
carol@socketmobile.com	socketmobile@lewispr.com

Socket Mobile Investor Contact:	Investor Relations Contacts:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Reports Record 2008 Second Quarter Revenue of $7.5 million
Up 21 percent Sequentially and 19 percent Year over Year

NEWARK, Calif., - July 24, 2008 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported financial results for the 2008 second quarter ended June 30, 2008.

Revenue for the second quarter of 2008 was a record $7.5 million, an increase of 19 percent compared to revenue of $6.3 million for the same quarter a year ago and a 21 percent sequential increase over revenue of $6.2 million in the preceding quarter. Net loss applicable to common stockholders for the second quarter of 2008 was $149,000, or a loss of $0.00 per share, compared to a net loss applicable to common stockholders of $745,000, or a loss of $0.02 per share, in the second quarter of 2007 and a net loss of $959,000, or a loss of $0.03 per share, in the immediately preceding quarter. The portion of the net loss attributable to stock option expensing in the second quarter of 2008 was $175,000, or $0.01 per share, compared to $253,000, or $0.01 per share, in the second quarter of 2007 and $219,000, or $0.01 per share, in the immediately preceding quarter. Cash and cash equivalents were approximately $3.1 million at June 30, 2008 compared to $3.9 million at March 31, 2008.

Kevin Mills, president and chief executive officer, commented, "We achieved record sales of our SoMo 650 handheld computer during the quarter, reflecting continued progress in building increased market traction and product adoption as part of our Business Mobility systems strategy. In the second quarter, we recognized SoMo revenue of $1.0 million, representing a 53 percent increase in SoMo revenue over the preceding quarter. While customer evaluations can be lengthy, the larger-scale orders we are seeing typically involve deployments that roll out over multiple quarters, and we believe we are steadily building a solid base for continued growth. We continue to see excellent opportunities for the SoMo across our targeted markets, and have recently introduced multiple language support and a Windows 6 version which further expands our business opportunities.

"We are also pleased with the performance of our traditional business, within an otherwise challenging economic environment. During the quarter, we saw growth in all three of our major product families, including the SoMo, along with our traditional data collection and OEM products that serve the business mobility market. We anticipate that our OEM business will continue to be strong and balance some of the seasonality factors we often see in the third quarter. Consequently, we anticipate continuation of our positive momentum and look forward to growth in the second half of the year."

For the six months ended June 30, 2008, revenue was $13.7 million, compared to $11.8 million in the year ago period, an increase of 15 percent. Net loss applicable to common stockholders was $1.1 million, or a loss of $0.03 per share, compared to a net loss of $2.0 million, or a loss of $0.06 per share for the same period one year ago. Included in the 2008 net loss were expenses relating to the expensing of stock options of $394,000 ($0.01 per share) for the six months ended June 30, 2008, compared to $535,000 ($0.02 per share) for the six months ended June 30, 2007.

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. PDT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-8033 from within the U.S. or (201) 689-8033 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 270843#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com and a transcript will be posted within a few days of the call.

About Socket Mobile, Inc.

Socket makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket and SoMo are trademarks or registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners.

© 2008, Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements with respect to growth in future periods, statements relating to the distribution, timing and market acceptance of our products, especially the SoMo handheld computer, and statements predicting sales trends and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that shipments of our products may be delayed or not happen as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the effects of the current and future economic environments, the risk that our integrator program and current distribution channels may not choose to distribute our products or may not be successful in doing so, the risk that acceptance of our products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission. Socket Mobile does not undertake any obligation to update any forward-looking statements.

--Financial tables to follow--

Socket Mobile, Inc. Summary Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenue	$ 7,493	$ 6,300	$ 13,663	$ 11,848
Cost of revenue	3,855	3,216	7,007	5,979
Gross profit	3,638	3,084	6,656	5,869
Gross profit percent	49%	49%	49%	50%
Research and development	1,145	1,162	2,332	2,589
Sales and marketing	1,966	1,970	3,910	3,729
General and administrative	622	682	1,427	1,539
Amortization of intangibles	32	34	64	68
Total operating expenses	3,765	3,848	7,733	7,925
Interest (income) expense, net	14	(27)	15	(61)
Deferred tax provision	8	8	16	16
Net operating loss	$ (149)	$ (745)	$ (1,108)	$ (2,011)
Basic and diluted net loss per share	$ 0.00	$ (0.02)	$ (0.03)	$ (0.06)
Weighted average shares outstanding: Basic and diluted	32,129	31,915	32,071	31,894

Socket Mobile, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	June 30, 2008 (Unaudited)	December 31, 2007*
Cash	$ 3,085	$ 4,963
Accounts receivable	4,117	2,615
Inventories	3,581	2,438
Other current assets	516	283
Property and equipment, net	1,079	1,145
Goodwill	9,798	9,798
Intangible technology	410	474
Other assets	259	258
Total assets	$ 22,845	$ 21,974

Accounts payable and accrued liabilities	$ 4,329	$ 3,281
Bank line of credit	3,053	2,622
Deferred income on shipments to distributors	1,743	1,745
Other liabilities	709	792
Common stock	54,271	53,686
Accumulated deficit	(41,260)	(40,152)
Total Liabilities and Equity	$ 22,845	$ 21,974
*Derived from audited financial statements.

# # #